UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 6, 2016

Insight Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25092	86-0766246
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6820 South Harl Avenue, Tempe, Arizona		85283
(Address of principal executive offices)		(Zip Code)

(480) 333-3000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On November 6, 2016, Insight Enterprises, Inc., a Delaware corporation (“Insight”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Datalink Corporation, a Minnesota corporation (“Datalink”), and Reef Acquisition Co., a Minnesota corporation and a wholly owned subsidiary of Insight (“Merger Sub”).

Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into Datalink, with Datalink as the surviving corporation and a wholly owned subsidiary of Insight (the “Merger”), and each share of common stock of Datalink (the “Datalink Common Stock”), other than those shares owned by Insight and Merger Sub, and any shares seeking appraisal rights, will be converted into the right to receive $11.25 in cash (the “Merger Consideration”). The transaction is not subject to any financing condition. Insight intends to fund the transaction through a combination of cash on hand and borrowings under its existing revolving credit facilities.

In general, as a result of the Merger, at the closing of the transaction (i) each share of restricted stock of Datalink will be cancelled in exchange for the Merger Consideration, (ii) options to purchase Datalink Common Stock pursuant to Datalink’s stock plans that are in the money will be cashed out at closing and (iii) options that are out of the money will be cancelled for no consideration. Each restricted stock unit (“RSU”) and performance stock unit (“PSU”) of Datalink (whether vested or unvested) will be cancelled at closing in exchange for a lump sum cash payment equal to the product of the number of shares of Datalink Common Stock subject to such RSU or PSU and the Merger Consideration.

The obligation of Insight and Datalink to consummate the Merger is subject to the satisfaction or waiver of closing conditions set forth in the Merger Agreement, including, among others (i) the approval of Datalink’s shareholders, (ii) the expiration or termination of any waiting period applicable under the Hart-Scott Rodino Act and the receipt of antitrust approval in Germany, (iii) the absence of a “Company Material Adverse Effect” (as defined in the Merger Agreement) with respect to Datalink, and (iv) the receipt of the consent of Datalink’s auditors to the inclusion of their report on Datalink’s financial statements to be included in a Form 8-K to be filed by Insight.

Each of Insight, Datalink and Merger Sub has made customary representations and warranties and covenants in the Merger Agreement, including covenants to use their respective reasonable best efforts to effect the transaction, including securing required regulatory approvals. In addition, Datalink has agreed to other customary covenants, including, among others, covenants to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the closing of the Merger, and not to solicit takeover proposals or, subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, a takeover proposal.

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The Merger Agreement contains termination rights for each of Insight and Datalink, including, among others, if the Merger has not been consummated by April 25, 2017. Upon termination of the Merger Agreement under specified circumstances, Datalink would be required to pay Insight a termination fee of $7.5 million (the “Termination Fee”), including upon: (i) a termination by Insight following a change in the recommendation by the board of directors of Datalink; (ii) a termination by Datalink in order to enter into an agreement with respect to a superior proposal, subject to the satisfaction of certain conditions; or (iii) a termination by Insight or Datalink due to (x) the Merger not being consummated by April 25, 2017, (y) Datalink failing to obtain shareholder approval of the Merger, or (z) a breach of the Merger Agreement by Datalink, so long as before the date of such termination a takeover proposal has been publicly announced (and not publicly withdrawn without qualification at least ten days prior to the date of termination or, if terminated because of a failure to obtain the approval of Datalink’s shareholders, at least ten days prior the shareholder meeting) and within twelve months of the date of such termination Datalink has entered into a definitive agreement for a takeover proposal that is subsequently consummated and, in the case of a termination under clause (z), so long as the circumstances underlying such termination arose after the date of such takeover proposal or the announcement of such intention or expression of potential interest to the board of directors of Datalink with respect to any takeover proposal.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding the terms of the Merger. It is not intended to provide any other factual information about Insight or Datalink. The representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Insight, Datalink, or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Insight’s or Datalink’s public disclosures.

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Voting Agreement

On November 6, 2016, concurrently with the execution of the Merger Agreement, Datalink’s directors entered into a Voting Agreement with Insight and Datalink (the “Voting Agreement”), pursuant to which, among other things and subject to the terms and conditions therein, each Datalink director agreed to (1) appear at the Datalink shareholders meeting to be counted present thereat for purposes of calculating a quorum and (2) vote or cause to be voted, in person or by proxy, all of such director’s existing shares in favor of the approval of the Merger Agreement and against any action, agreement or transaction that could reasonably be expected to impede, interfere with or delay the consummation of the Merger. As of November 6, 2016, the shareholder parties to the Voting Agreement own approximately 7% of the total outstanding Datalink Common Stock.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, a copy of which is attached hereto as Exhibit 99.1, and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

Following the closing of the transaction, Insight anticipates that total incremental net sales from the Datalink business in 2017 will be approximately $600 million. These projections are based in part upon the Datalink management base case reflecting anticipated net sales from the Datalink business in 2017 of $770 million. The difference in Insight’s projected net sales is due primarily to anticipated adjustments to record revenue generated from the sale of certain third-party service contracts on a net sales recognition basis. Insight does not expect the adjustments to have an adverse impact on the profitability generated by the Datalink business.

On November 7, 2016, Insight and Datalink issued a joint press release announcing entry into the Merger Agreement. The full text of this press release is furnished on Exhibit 99.2 hereto and is incorporated herein by reference.

On November 7, 2016, Insight will hold an investor call relating to the transactions contemplated by the Merger Agreement. Insight will make available on the investor relations section of its website an investor presentation for reference during such call. A copy of the investor presentation is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

The information under this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.2 and 99.3, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements.” Forward-looking statements can usually be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future events or trends.

These forward-looking statements are based upon certain expectations and assumptions and are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including the following: Datalink’s shareholders may not approve the transaction; conditions to the closing of the transaction, including receipt of required regulatory approvals, may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate Datalink’s operations into those of Insight; such integration may be more difficult, time consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; uncertainties surrounding the transaction; the outcome of any legal proceedings related to the transaction; Datalink and/or Insight may be adversely affected by other economic, business, and/or competitive factors; risks that the pending transaction disrupts current plans and operations; the retention of key employees of Datalink; other risks to consummation of the transaction, including circumstances that could give rise to the termination of the merger agreement and the risk that the transaction will not be consummated within the expected time period or at all; and the other risks described from time to time in Datalink’s and Insight’s reports filed with the Securities and Exchange Commission (the “SEC”) under the heading “Risk Factors,” including each company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and in other of Datalink’s and Insight’s filings with the SEC.

All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, neither Insight nor Datalink undertakes any obligation to update forward-looking statements to reflect events or circumstances arising after such date.

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Additional Information and Where to Find It

In connection with the transaction, Datalink intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Datalink will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transaction. Datalink shareholders are urged to carefully read these materials (and any amendments or supplements) and any other relevant documents that Datalink files with the SEC when they become available because they will contain important information. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Datalink with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at Datalink’s investor website (http://www.datalink.com/Investor-Information), or by writing or calling Datalink at Datalink Corporation, 10050 Crosstown Circle, Suite 500, Eden Prairie, Minnesota 55344 or by (952) 944-3462.

Participants in the Solicitation

Datalink and its directors and executive officers, and Insight and its directors and officers, may be deemed to be participants in the solicitation of proxies from Datalink’s stockholders with respect to the transaction. Information about Datalink’s directors and executive officers and their ownership of Datalink’s common stock is set forth in Datalink’s proxy statement on Schedule 14A filed with the SEC on April 15, 2016. To the extent that holdings of Datalink’s securities have changed since the amounts printed in Datalink’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants in the proxy solicitation, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction. Information about the directors and executive officers of Insight is set forth in the proxy statement for Insight’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 5, 2016.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 6, 2016, by and among Insight Enterprises, Inc., Reef Acquisition Co., and Datalink Corporation. Schedules and exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.

99.1	Voting Agreement, dated as of November 6, 2016, by and among the Shareholders party thereto, Insight Enterprises, Inc. and Datalink Corporation.

99.2	Joint press release issued by Insight Enterprises, Inc. and Datalink Corporation on November 7, 2016.

99.3	Investor presentation of Insight Enterprises, Inc. dated November 7, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGHT ENTERPRISES, INC.

	By:	/s/ Glynis A. Bryan
	Name:	Glynis A. Bryan
	Title:	Chief Financial Officer

Date: November 7, 2016

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EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 6, 2016, by and among Insight Enterprises, Inc., Reef Acquisition Co., and Datalink Corporation. Schedules and exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.

99.1	Voting Agreement, dated as of November 6, 2016, by and among the Shareholders party thereto, Insight Enterprises, Inc. and Datalink Corporation.

99.2	Joint press release issued by Insight Enterprises, Inc. and Datalink Corporation on November 7, 2016.

99.3	Investor presentation of Insight Enterprises, Inc. dated November 7, 2016.

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